Exhibit F-1


                                         October 30, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Sempra Energy, et al.
                  Application on Form U-1
                  SEC File No. 70-9333

Dear Ladies and Gentlemen:

         On behalf of Sempra Energy and Frontier Pacific, Inc. (jointly, the "Applicants"), I have examined the Application on Form U-1, dated July 17, 1998, under the Pubic Utility Holding Company Act of 1935 (the "Act"), filed by the Applicants with the Securities and Exchange Commission (the "Commission") and docketed by the Commission in SEC File No. 70-9333, as amended by Amendment No. 1, dated October 30, 1998, of which this opinion is to be a part. The Application, as so amended, is hereinafter referred to as the "Application." Capitalized terms not defined herein have the meanings set forth in the Application.

         As set forth in the Application, the Applicants propose to acquire directly or indirectly up to 90.1% of the membership interests of Frontier Energy LLC ("Frontier"), which will become a "gas utility company" within the meaning of the Act (the "Proposed Transaction").

         I am an attorney licensed in the State of California and am counsel for the Applicants. I am familiar with the issuance of securities by Sempra Energy and its associate companies. I have examined copies, signed, certified or otherwise proven to my satisfaction, of the Application. In addition, I have examined such other instruments, agreements and documents and made such other investigation as I have deemed necessary as a basis for this opinion.

         For the purposes of the opinions expressed below, I have assumed (except, and to the extent set forth in my opinions below, as to the Applicants) that all of the documents referred to in this opinion letter will have been duly authorized, executed and delivered by, and will constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that all such signatories to such documents will have been duly authorized, that all such parties are duly organized


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and validly existing and will have the power and authority (corporate, partnership or other) to execute, deliver and perform such documents and that such authorization, execution and delivery by each such party will not, and such performance will not, breach or constitute a violation of any law of any jurisdiction. Based upon the foregoing, I am of the opinion, insofar as the laws of California are concerned that:

         (a) all California laws applicable to the Proposed Transaction will have been complied with.

         (b) Sempra Energy is a corporation validly organized and duly existing under the laws of the State of California.

         (c) The Applicants will legally acquire the membership interests of Frontier being acquired.

         (d) Consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

         The opinion expressed above are subject to the following assumptions or conditions:

         (a) The Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Proposed Transaction.

         (b) The Proposed Transaction shall be effected in accordance with required approvals, authorizations, consents, certificates and orders of any state or federal commission or regulatory authority with respect to the Proposed Transaction and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in full force and effect.

         I hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                            Sincerely

                                            /s/ Donald C. Liddell

                                            Donald C. Liddell

DCL/mrr